UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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CYTORI THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CYTORI THERAPEUTICS, INC.
3020 CALLAN ROAD
SAN DIEGO, CALIFORNIA 92121

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 5, 2008

Dear Cytori Therapeutics, Inc. Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of the stockholders of Cytori Therapeutics, Inc.  The Annual Meeting will be held in the United States, at the Company’s headquarters located at 3020 Callan Road, San Diego, California 92121 on August 5, 2008, commencing at 9:00 a.m., San Diego local time. I look forward to meeting with as many of our stockholders as possible.

The meeting will be webcast live for those who are unable to attend in person.  To access the webcast of the meeting please visit our website at www.cytoritx.com and follow the link in our Investor Relations section.  To place your vote over the Internet, please see the instructions on the enclosed proxy card.

At the meeting, you will be asked to elect our Board of Directors and to ratify our Audit Committee’s selection of the independent registered public accounting firm.  The Board of Directors recommends that you vote “FOR” these proposals.  In addition, we will address any other business properly brought before the meeting.

We have attached a Proxy Statement that contains more information about these items and the meeting.  Stockholders that own stock at the close of business on June 9, 2008, can vote at the meeting.  A list of our stockholders entitled to vote will be available for inspection by any stockholder at our offices in San Diego, during normal business hours for ten business days prior to the meeting. This list will also be available during the meeting.

We hope that you will find it convenient to attend the meeting in person.  Whether or not you expect to attend, please complete, date, sign, and mail the enclosed proxy card to ensure your representation at the meeting and the presence of a quorum.  If you decide to attend the meeting and wish to change your proxy vote, you may do so by voting in person at the meeting.  If your shares are held in the name of a bank or broker, however, you must obtain a legal proxy from the bank or broker to attend the meeting and vote in person.

By Order of the Board of Directors,

CHRISTOPHER J. CALHOUN
Chief Executive Officer

San Diego, California, USA
July 1, 2008

Cytori Therapeutics, Inc.
3020 Callan Road
San Diego, CA  92121
(858) 458-0900

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is being furnished in connection with the solicitation of proxies by and on behalf of our Board of Directors to be used at our Annual Meeting of stockholders to be held on August 5, 2008, and at any postponement of the Annual Meeting, for the purposes set forth in the accompanying notice of Annual Meeting. Our annual report for the year ended December 31, 2007 accompanies this Proxy Statement.  This Proxy Statement and accompanying materials are expected to be first sent or given to our stockholders on or about July 1, 2008.

We have fixed the close of business on June 9, 2008 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting.  Only holders of record of shares of our common stock on that date are entitled to notice of and to vote at the Annual Meeting.  On April 15, 2008, there were 25,103,898 shares of our common stock outstanding.

Questions and Answers about the Meeting and Voting

1.           What is a Proxy Statement and why has this Proxy Statement been sent to me?

A Proxy Statement is a document that the Securities and Exchange Commission regulations require us to give you when we ask you to sign a proxy card with regard to voting on proposals at the Annual Meeting.  Among other things, a Proxy Statement describes those proposals and provides information about us.  Our Board of Directors is soliciting the enclosed proxy to be used at the Annual Meeting and at any postponement of the Annual Meeting.  The Annual Meeting will be held at our headquarters located at 3020 Callan Road, San Diego, California 92121.  We will use the proxies received in connection with proposals to:

•	Elect directors;

•	Ratify the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for the 2008 fiscal year; and

•	Transact any other business that is proposed in accordance with our by-laws before the Annual Meeting is finally adjourned.

2.           What is a proxy?

A proxy is your legal designation of another person to vote the stock you own.  That other person is called a proxy holder. Designation of a particular proxy holder can be effected by completion of a written proxy card, such as the one attached to this Proxy Statement.  Our Chief Executive Officer and Member of the Board of Directors, Christopher J. Calhoun, and our President and Member of the Board of Directors, Marc H. Hedrick, MD, have each been designated as the proxy holders for the Annual Meeting.

3.           What is the difference between a stockholder of record and a beneficial owner who holds stock in street name?

The vast majority of our stockholders are represented on our share register in the name of a bank, broker or other third party institution and not in their own name. These stockholders are referred to as beneficial owners who hold their shares in street name. (In this situation, the banks, brokers, etc. are the stockholders of record.)  If you have elected to hold your shares in certificate form, your name will appear directly on our register as a stockholder of record.

4.           What different methods can I use to vote?

Stockholders and beneficial owners can vote by written proxy card, or stockholders may vote in person at the meeting (unless they are street name/beneficial-owner holders without a legal proxy).  If your shares are held in the name of a bank or broker (street name), however, you must obtain a legal proxy from the bank or broker to attend the meeting and vote in person.

5.           What is the record date and what does it mean?

The record date for the 2008 Annual Meeting is June 9, 2008. The record date is established by our Board of Directors as required by Delaware General Corporation law.  Owners of our common stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any postponements of the meeting.

6.           How can I change my vote?

You may revoke your proxy and change your vote at any time before the final vote at the meeting.  You can revoke a proxy by giving written notice or revocation to our corporate secretary, following the Internet voting instructions, delivering a later dated proxy, or voting in person at the meeting.  However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your proxy be revoked.

7.           What are my voting choices when voting for director nominees, and what vote is needed to elect directors?

In voting on the election of director nominees to serve until the 2009 Annual Meeting, stockholders may vote in favor of each nominee, or may withhold votes as to each nominee. In addition, if any other candidates are properly nominated at the meeting, stockholders of record who attend the meeting could vote for the other candidates.  Directors will be elected by a plurality. Stockholders are not entitled to cumulative voting rights with respect to the election of directors.

The Board recommends a vote “FOR” each of the director nominees identified in this proxy statement.

8.           What are my voting choices when voting to ratify the selection of our independent registered public accounting firm?

In voting on the ratification of the selection of our independent registered public accounting firm, stockholders may vote in favor of the selection or against the selection, or may abstain from voting on the selection. The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions have the same effect as votes against the proposal.

The Board recommends a vote “FOR” ratification.

9.           How will a proxy get voted?

If you properly fill in and return the enclosed proxy card, the designated proxy holders (the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, the designated proxy holders will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” the election of each listed nominee for director; and

•	“FOR” ratification of KPMG LLP as our independent registered public accounting firm for the 2008 fiscal year.

10.           How are abstentions and broker non-votes counted?

Abstentions and broker non-votes will count toward establishing a quorum.  Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote the shares.  An abstention occurs when a stockholder withholds his or her vote by checking the “abstain” box on the proxy card or (if present and voting at the meeting) a ballot.

Because custodians will have discretionary voting authority with respect to election of directors and the ratification of the independent registered public accounting firm, broker non-votes will have no effect with respect to the election of directors or ratification of the appointment of the independent registered public accounting firm.  The outcome of these proposals is determined by a majority of votes cast, and abstentions and broker non-votes will have no effect on the outcome because they are not counted as votes cast for or against the proposal.

11.           Who pays for the solicitation of proxies?

We pay the entire cost of the solicitation of proxies.  This includes preparation, assembly, printing, and mailing of this Proxy Statement and any other information we send to stockholders.  We may supplement our efforts to solicit your proxy in the following ways:

•	We may contact you using the telephone or electronic communication;

•	Our Directors, officers, or other regular employees may contact you personally; or

•	We may hire agents for the sole purpose of contacting you regarding your proxy.

If we hire soliciting agents, we will pay them a reasonable fee for their services.  We will not pay directors, officers, or other regular employees any additional compensation for their efforts to supplement our proxy solicitation.  We anticipate that banks, brokerage houses and other custodians, nominees, and fiduciaries will forward soliciting material to the beneficial owners of shares of common stock entitled to vote at the Annual Meeting and that we will reimburse those persons for their out-of-pocket expenses incurred in this connection.

12.           What constitutes a quorum?

In order for business to be conducted at the Annual Meeting, a quorum must be present.  A quorum exists when at least 33 ⅓ % of the holders of shares of common stock issued, outstanding and entitled to vote are represented at the meeting.  Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.

13.           How will voting on "any other business" be conducted?

Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any additional business is presented at the Annual Meeting, your signed proxy card gives authority to the designated proxy holders to vote on such matters at their discretion.

PROPOSAL #1.  ELECTION OF DIRECTORS

The Board of Directors, upon recommendation of our Governance and Nominating Committee, has nominated the following persons listed below for election as directors.  Effective upon the Annual Meeting, our Board of Directors will be composed of seven members.  The names of the seven nominees for election as directors are set forth below (the ages shown are as of August 5, 2008).  Each of the nominees is currently serving as a member of our Board of Directors. All directors are elected annually and serve a one-year term until the next Annual Meeting, or until their respective successors are duly elected.  All of the nominees listed below are expected to serve as directors if they are elected.  If any nominee should decline or be unable to accept such nomination or to serve as a director, an event which our Board of Directors does not now expect, our Board of Directors reserves the right to nominate another person or to vote to reduce the size of our Board of Directors.  If another person is nominated, the proxy holders intend to vote the shares to which the proxy relates for the election of the person nominated by our Board of Directors.

For more information on nomination of directors, see “Director Nominations” below in the section entitled “Corporate Governance.”

The Board of Directors recommends a vote “FOR” the nominees named below:

Nominees and Business Experience

Name	Age	Position
Ronald D. Henriksen	69	Chairman of the Board of Directors
Christopher J. Calhoun	42	Chief Executive Officer and Director
Marc H. Hedrick, MD	45	President and Director
Richard J. Hawkins	59	Director
Paul W. Hawran	56	Director
E. Carmack Holmes, MD	70	Director
David M. Rickey	52	Director

Ronald D. Henriksen joined us as Director in October 2002, and was appointed Chairman of the Board in April 2007.  Mr. Henriksen has served as Chief Investment Officer and Partner of Twilight Venture Partners, LLC  since 2002. Since 2004, he has served as Chairman of the Board of Semafore Pharmaceuticals, Inc., an Indianapolis-based cancer therapeutics company, and he served as Semafore’s CEO from 2004 to June 2007.  Mr. Henriksen has served as CEO of EndGenitor Technologies, Inc., an adult stem cell company, since 2005.  From 1998 to 2002, he served as President of the Advanced Research & Technology Institute of Indiana University, and from 1996 through 1998 as CEO of Itasca Ventures, LLC, and from 1993 to 1995 as President/CEO of Khepri Pharmaceuticals, Inc. For 23 years previous to 1994, Mr. Henriksen held various managerial and executive positions with Eli Lilly and Company (a U.S. Healthcare company), including Managing Director for Brazil, Mexico and Central America. He is also a board member of PreMD Inc., a Canadian diagnostic products company; BioStorage Technologies, a biological storage company located in Indianapolis; and ANGEL Learning, Inc., an educational software company also located in Indianapolis.  In 2007, Mr. Henriksen retired from the Board of Directors of QLT Inc., Canada’s largest biopharmaceutical company, after ten years of service as a director.  Mr. Henriksen received his B.S. in Industrial Administration from Iowa State University and an M.B.A. from Harvard Business School. He also served as an officer for four years in the U.S. Navy.

Christopher J. Calhoun is a co-founder of the Company and has served as Chief Executive Officer and Director since 1997. Mr. Calhoun also served as our President from April 2002 to May 2005 and from 1996 to 1998. Mr. Calhoun is a co-inventor on multiple U.S. and international patents for medical devices and implant instrumentation.  He was also involved in research and management for the Plastic Surgery Bone Histology and Histometry Laboratory at the University of California, San Diego.  Mr. Calhoun is a co-founder and Chairman of the Board of Leonardo MD, and previously served on the Board of Directors of StemSource, Inc.  Mr. Calhoun received a B.A. from the University of California, San Diego and an M.B.A from the University of Phoenix.

Marc H. Hedrick, M.D.  was appointed President of the Company in May 2004, and joined us as Chief Scientific Officer, Medical Director and Director in October 2002.  In December 2000, Dr. Hedrick co-founded and served as  President and Chief Executive Officer of StemSource, Inc., a company specializing in stem cell research and development.  He is a plastic surgeon, and is a former Associate Professor of Surgery and Pediatrics at the University of California, Los Angeles (UCLA).  From 1998 until 2005, he directed the Laboratory of Regenerative Bioengineering and Repair for the Department of Surgery at UCLA.  Dr. Hedrick obtained his M.D. degree from University of Texas Southwestern Medical School, Dallas and an M.B.A. from UCLA Anderson School of Management.

Richard J. Hawkins joined us as Director in December 2007.  Since 2004, he has served as the Chairman and CEO of LabNow Inc., a diagnostic device company developing rapid, point-of-care, physician office-based diagnostic testing systems.  Mr. Hawkins previously founded and guided the growth of Pharmaco, a clinical drug development services company, where he served as Chairman, President, and Chief Executive Officer.   In addition, he was a founder of id2, a pharmaceutical and biotechnology research management company, Sensus Drug Development Corp., a biotechnology company that was sold to Pfizer, and Covance Biotechnology Services, and served as Chairman of the Board for LoopOne, Inc., a shipping and logistics software company. In addition to his role as Chairman of the Board for LabNow Inc., Mr. Hawkins also currently serves on the Board of Directors of Synarc, Inc. and SciClone Pharmaceuticals Inc.  Mr. Hawkins holds a B.S. in biology from Ohio University.

Paul W. Hawran joined us as Director in February 2005.  Mr. Hawran has been Chief Financial Officer of Sequenom, Inc., a genetics company, since April 2007.  In addition, he served on the Board of Directors of Sequenom from August 2006 to February 2007.  Mr. Hawran served as Executive Vice President and Chief Financial Officer of Neurocrine Biosciences, Inc. from January 2001 through September 2006, and as a Senior Advisor to Neurocrine from September 2006 through April 2007. Before that, he served as Senior Vice President and Chief Financial Officer of Neurocrine from 1996 to 2001 and Vice President and Chief Financial Officer from 1993 to 1996. Mr. Hawran was employed by SmithKline Beecham (now Glaxo SmithKline) from July 1984 to May 1993, most recently as Vice President and Treasurer. Prior to joining SmithKline in 1984, he held various financial positions at Warner Communications (now Time Warner) involving corporate finance, financial planning and domestic and international budgeting and forecasting. Mr. Hawran received a B.S. in finance from St. John's University and an M.S. in taxation from Seton Hall University. He is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants.

E. Carmack Holmes, M.D. joined us as Director in August 2003. Since 1997, Dr. Holmes has served as the Executive Director of the Center for Advanced Surgery and Interventional Technology at the University of California Los Angeles (UCLA) School of Medicine.  From 1995 to 2004, Dr. Holmes held the position of William P. Longmire, Jr. Professor and Chairman, Department of Surgery, UCLA School of Medicine, and from 1994 to 2004 he served as the Surgeon-in-Chief and Chairman, Department of Surgery at the UCLA Medical Center.  He joined UCLA in 1973 and has held professorial positions in the Divisions of Cardiothoracic Surgery and Surgical Oncology for over 30 years. His surgical training was conducted at Johns Hopkins University and the National Cancer Institute at the National Institutes of Health (NIH). Dr. Holmes graduated from Duke University and holds an M.D. from the University of North Carolina Medical School.

David M. Rickey has served as Director of the Company since November 1999.  Mr. Rickey has been a principal of Rickey Enterprises, a family investment firm, since 2005.  From 1996 to 2005, Mr. Rickey was President and Chief Executive Officer of Applied Micro Circuits Corporation, which provides high-performance, high-bandwidth silicon solutions for optical networks. Mr. Rickey also served as a Director and Chairman of the Board of Applied Micro Circuits Corporation and as a Director of AMI Semiconductor, Inc., and he currently serves as a Director of Netlist, Inc., which designs and builds memory and application-specific modules for Internet infrastructure. He holds a B.S. from Marietta College, a B.S. from Columbia University and an M.S. from Stanford University.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES TO THE BOARD OF DIRECTORS.

PROPOSAL #2.  RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2008, and has further directed that we submit the selection of the independent registered public accounting firm for ratification by our stockholders at the Annual Meeting.  KPMG was our independent registered public accounting firm for the fiscal year ended December 31, 2007.  The selection of the independent registered public accounting firm is not required to be submitted for stockholder approval.  However, if the stockholders do not ratify this selection, the Audit Committee will reconsider its selection of KPMG. Even if the selection is ratified, our Audit Committee may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that the change would be in the Company’s best interests.

Representatives of KPMG will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Additional information concerning the Audit Committee and KPMG can be found in the “Audit Matters” section of this Proxy Statement.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008.

CORPORATE GOVERNANCE

The Board of Directors held six meetings and action was taken via unanimous written consent six times during 2007.  The Audit Committee met four times; the Compensation Committee met seven times and took action via unanimous written consent three times; the Governance and Nominating Committee met once and took action via unanimous written consent once; and the Executive Committee took action via unanimous written consent five times.  In addition, the Compensation Committee and the Governance and Nominating Committee held six joint meetings.

Each member of the Board of Directors attended 75% or more of the aggregate of (i) the total number of Board meetings held during the period of such member’s service and (ii) the total number of meetings of committees of the Board of Directors on which such member served, during the period of such member’s service.

Board Independence

The Board of Directors has determined that Messrs. Henriksen, Hawkins, Hawran, and Rickey, and Dr. Holmes are “independent” under the rules of the Nasdaq Stock Market.  Under applicable SEC and the Nasdaq Global Market rules, the existence of certain “related person” transactions above certain thresholds between a director and the company are required to be disclosed and preclude a finding by the Board that the director is independent.

Board Committees

The Board of Directors has standing Audit, Compensation, and Governance and Nominating Committees.  All members of the Compensation Committee, Audit Committee, and Governance and Nominating Committee are independent directors.

Compensation Committee.

The Compensation Committee consists of David M. Rickey (Chairman), Ronald D. Henriksen and Paul W. Hawran, each of whom is independent as defined by NASDAQ, a “Non-Employee Director” as defined by rule 16b-3(b)(3)(i) of the Securities Exchange Act of 1934, as amended, and an “outside director” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended.  The Committee Chairman is responsible for setting the Committee’s calendar and meeting agenda.

The Compensation Committee is responsible for developing and implementing compensation programs for our executive officers and other employees, subject only to the discretion of the full Board.  More specifically, our Compensation Committee administers our Amended and Restated 1997 Stock Option and Stock Purchase Plan and 2004 Equity Incentive Plan, and our Executive Management Incentive Compensation Plan.  This Committee establishes the compensation and benefits for our Chief Executive Officer and other executive officers, including by annually reviewing the relationship between our performance and our compensation policies.  In addition, this Committee reviews and advises the Board concerning regional and industry-wide compensation practices and trends in order to assess the adequacy of our executive compensation programs.  The charter of the Compensation Committee has been established and approved by the Board of Directors, and a copy of the charter has been posted on our website at www.cytoritx.com.

The Compensation Committee has delegated to our CEO the authority to award stock option grants to non-executive employees from a pool of stock options set aside by the Committee from time to time.  Any grant made from such pool to a non-executive employee may not exceed 16,000 shares and all of the grants shall have an exercise price equal to 100% of our Common Stock’s fair market value on the grant date.  We have a written policy that addresses the dates on which it is appropriate to grant such options.  In addition, Mr. Calhoun:

•	Makes recommendations to the Committee regarding the base salary, bonus and stock option award levels for our other executive officers; and

•
Provides an annual recommendation to the Committee regarding overall Company performance objectives for the year and the individual performance objectives of each of our executive officers with respect to our Executive Management Incentive Compensation Plan, and reports to the Committee on the satisfaction of each such objective.

Mr. Calhoun attends some of the meetings of the Committee upon invitation, but does not participate in the executive sessions.

In late 2007 the Compensation Committee engaged J. Thelander Consulting to assist it in evaluating our executive compensation programs.  Ms. Thelander reported to and took direction solely from the Committee.  We discuss the role and responsibility of this consultant in greater detail on page 16.

Audit Committee.  Mr. Hawran (chairman), Mr. Henriksen, Mr. Hawkins and Mr. Rickey are the members of our Audit Committee. The Audit Committee is comprised solely of independent directors, as that term is defined by Rule 4200 of the Nasdaq Marketplace Rules.  The Audit Committee selects our auditors, reviews the scope of the annual audit, approves the audit fees and non-audit fees to be paid to our auditors, and reviews our financial accounting controls with the staff and the auditors.  The Board of Directors has determined that Mr. Hawran is an “audit committee financial expert” within the meaning of Item 407(d)(5) of SEC Regulation S-K.  The charter of the Audit Committee has been established and approved by the Board of Directors, and a copy of the charter is attached hereto as Appendix I, and has been posted on our website at www.cytoritx.com.

Governance and Nominating Committee.  Mr. Henriksen (chairman), Mr. Hawkins, Mr. Hawran and Dr. Holmes are the members of our Governance and Nominating Committee.  The Governance and Nominating Committee is comprised solely of independent directors, as that term is defined by Rule 4200 of the Nasdaq Marketplace Rules. The Governance and Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Board, evaluates the effectiveness of the Board, and recommends the structure, responsibility and composition of the committees of the Board.  The committee is also responsible for recommending guidelines and policies for corporate governance for adoption by the Board, and for evaluating and making recommendations to the Board with respect to the compensation of the non-employee directors of the Board.  The charter of the Governance and Nominating Committee has been established and approved by the Board of Directors, and a copy of the charter has been posted on our website at www.cytoritx.com.

DIRECTOR NOMINATIONS

Criteria for Board Membership.  In selecting candidates for appointment or re-election to the Board, the Governance and Nominating Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to insure that at least a majority of the directors are independent under the rules of the Nasdaq Stock Market, and that members of the Company’s Audit Committee meet the financial literacy and sophistication requirements under the rules of the Nasdaq Stock Market, and at least one of them qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission.  Nominees for director are selected on the basis of their relevance, depth and breadth of experience, reputation among our various constituencies and communities, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties, but there are no other pre-established qualifications, qualities or skills at this time that any particular director nominee must possess.

Stockholder Nominees.  The Governance and Nominating Committee is responsible for the consideration of any director candidates recommended by security holders, provided such nominations are made pursuant to the Company’s Bylaws and applicable law.  The Committee does not have a specific protocol with regard to the consideration of any director candidates recommended by security holders, because no such candidates have ever been proposed.  However, any recommendations received from the security holders will be evaluated in the same manner that potential nominees suggested by Board members, management or other parties are evaluated.  Any such nominations should be submitted to the Governance and Nominating Committee c/o the Secretary of the Company and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of the Company’s common stock which are owned beneficially and of record by such stockholders; and (c) other appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted no later than the deadlines described in the Bylaws of the Company and under the caption, “Stockholder Proposals for 2009 Annual Meeting” below.

STOCKHOLDER COMMUNICATION WITH THE BOARD

The Board of Directors has appointed Paul W. Hawran as Chairman of the Audit Committee. In addition, he is a member of the Governance and Nominating Committee and is responsible for facilitating compliance with our Code of Business Conduct and Ethics. Stockholders and other parties interested in communicating directly with Mr. Hawran or with the non-management directors as a group may do so by writing to Paul W. Hawran, 3020 Callan Road, San Diego, CA  92121, USA.  If the communication so requests and Mr. Hawran determines that it is appropriate to do so, he will share the communication with the entire Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Rickey (Chair), Henriksen and Hawran, each of whom is an independent director, and none of whom is a current or former employee of the Company. During 2007, none of our executive officers served as a director or member of the Compensation Committee or any Board committee performing equivalent functions for another entity that has one or more executive officers serving on our Board of Directors.

CODE OF ETHICS

We have adopted a code of business conduct and ethics that applies to all officers and employees, including our principal executive officer, principal financial officer and controller. This code of business conduct and ethics has been posted on our website at www.cytoritx.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding ownership of our Common Stock as of April 15, 2008 (or earlier date for information based on filings with the Securities and Exchange Commission) by (a) each person known to us to own more than 5% of the outstanding shares of the Common Stock, (b) each director and nominee for director, (c) our Chief Executive Officer, Chief Financial Officer and each other executive officer named in the compensation tables appearing later in this Proxy Statement and (d) all directors and executive officers as a group. The information in this table is based solely on statements in filings with the Securities and Exchange Commission (the “SEC”) or other reliable information.  A total of 25,103,898 shares of our common stock were issued and outstanding as of April 15, 2008.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Owned (2)	Number of Shares of Common Stock Subject to Options Exercisable Within 60 Days (3)	Total Number of Shares of Common Stock Beneficially Owned (4)	Percent Ownership

Olympus Corporation	3,013,043	—	3,013,043	12.0%
Shinjuku Monolith, 3-1 Nishi-Shinjuku 2-Chome, Shinjuku-ku, Tokyo 163-0914, Japan
Neil Gagnon (5)	2,924,946	—	2,924,946	11.7%
1370 Avenue of the Americas, Suite 2400 New York, NY 10019
Green Hospital Supply, Inc.	2,000,000	—	2,000,000	8.0%
3-20-8 Kasuga Suita-City Osaka 565-0853, Japan

Christopher J. Calhoun	120,000	966,312	1,086,312	4.2%
Marc H. Hedrick, MD	428,238	344,790	773,028	3.0%
Mark E. Saad	61,500	305,412	366,912	1.4%
Bruce A. Reuter	4,193	264,269	268,462	1.1%
Seijiro N. Shirahama	6,200	197,915	204,115	*
Ronald D. Henriksen	18,161	199,791	217,952	*
David M. Rickey	27,609	173,957	201,566	*
E. Carmack Holmes, MD	15,161	148,957	164,118	*
Paul W. Hawran	—	75,416	75,416	*
Richard J. Hawkins	—	10,417	10,417	*
All executive officers and directors as a group (13)	690,262	2,869,610	3,559,872	12.7%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares as of April 15, 2008.

(1)	Unless otherwise indicated, the address of each of the named individuals is c/o Cytori Therapeutics, Inc., 3020 Callan Road, San Diego, CA 92121.

(2)	Represents shares of outstanding common stock owned by the named parties as of April 15, 2008.

(3)
Shares of common stock subject to stock options currently exercisable or exercisable within 60 days of April 15, 2008 are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.

(4)
The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities for which that person has a right to acquire beneficial ownership within 60 days.

(4)
Information reported is based on a Schedule 13G/A as filed with the Securities and Exchange Commission on February 13, 2008. According to the Schedule 13G/A, Mr. Gagnon has (i) sole power to vote or to direct the vote of 1,365,628 shares; (ii) shared power to vote or to direct the vote of 491,317 shares; (iii) sole power to dispose or to direct the disposition of 1,296,415 shares; and (iv) shared  power to dispose or to direct the  disposition of 1,627,496 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions

We consider Green Hospital Supply, Inc. (“GHS”) to be a “related person” inasmuch as it is currently a holder of our securities covered by Item 403(a) of Regulation S-K.

GHS Transactions

Cell Banking Agreement.  On August 13, 2007, we entered into a Master Cell Banking and Cryopreservation Agreement (the “Banking Agreement”) with GHS.  As part of the terms of the Banking Agreement, we have partnered with GHS to commercialize our StemSource™ Cell Bank, which includes our Celution™ System, to hospitals throughout Japan.

Under the Banking Agreement, GHS is the exclusive Japanese provider of our StemSource™ Cell Banks for stem and regenerative cell banking.  GHS is responsible for all sales and marketing, while we are responsible for manufacturing the Celution™ 900/MB System and sourcing all necessary equipment, including but not limited to cryopreservation chambers, cooling and thawing devices, cell banking protocols and the proprietary software and database application.  Revenues from the sale to hospitals of StemSource™ Cell Banks and single-use, per-procedure consumables will be split equally between us and GHS.

GHS Stock Purchase.  In April 2007, we sold 1,000,000 shares of unregistered common stock from our treasury to GHS for $6,000,000 cash, or $6.00 per share.  In February 2008, we entered into a Common Stock Purchase Agreement to sell an additional 2,000,000 shares of common stock at $6.00 per share to GHS in a private placement.  On February 29, 2008 we closed the first half of the private placement with GHS and received $6,000,000.  We have agreed to close the second half of the private placement on or before April 30, 2008.

Other Transactions

Change of Control Agreements.  In January 2008, we entered into individual change of control agreements with Mr. Calhoun, Dr. Hedrick, and Mr. Saad (filed as Exhibits 10.52, 10.53, and 10.54 to our Annual Report on Form 10-K, as filed with the SEC on March 14, 2008).  These agreements are described below in the “Compensation Discussion & Analysis”.

Procedures for Approval of Related Person Transactions

The Governance and Nominating Committee of the Board of Directors is responsible for reviewing and approving the majority of material transactions with related persons.  However, in certain cases, transactions have been approved by the full Board of Directors, the Audit Committee, or some other committee consisting of all independent directors, as the case may be.  In general, transactions with holders of our securities covered by Item 403(a) of Regulation S-K will be reviewed and approved by our full Board of Directors, so long as none of our directors or executive officers or their family members have a material interest in such transaction.  Related parties include any of our directors or executive officers, certain of our shareholders and their immediate family members.  This obligation is set forth in writing in our Governance and Nominating Committee Charter. A copy of the Governance and Nominating Committee Charter is available at www.cytoritx.com under Investor Relations – Corporate Governance.

To identify related person transactions, each year we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest.  We review related person transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual's private interest interferes, or appears to interfere, in any way with the interests of the Company. Our Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify our Compliance Officer.

We expect our directors, officers and employees to act and make decisions that are in the Company’s best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests.  Our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to the Company in an objective and fair manner.  Exceptions are only permitted in the reasonable discretion of the Board of Directors or the Corporate Governance and Nominating Committee, consistent with the best interests of the Company.  In addition, we are strictly prohibited from extending personal loans to, or guaranteeing the personal obligations of, any director or officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons or entities who own more than ten percent of our common stock, to file with the Securities and Exchange Commission reports of beneficial ownership and changes in beneficial ownership of our common stock.  Those directors, officers, and stockholders are required by regulations to furnish us with copies of all forms they file under Section 16(a).  Based solely upon a review of the copies of such reports furnished to us and written representations from such directors, officers, and stockholders, we believe that all such reports required to be filed during 2007 or prior fiscal years were filed on a timely basis, except in instances disclosed in our proxy statements for prior annual stockholders meetings.

COMPENSATION AND OTHER INFORMATION CONCERNING
DIRECTORS AND EXECUTIVE OFFICERS

Biographical Information

The following table sets forth biographical information regarding our executive officers as of April 29, 2008 (the ages shown are as of August 5, 2008).

Name	Age	Position(s)

Christopher J. Calhoun	42	Chief Executive Officer
Marc H. Hedrick, MD	45	President
Mark E. Saad	38	Chief Financial Officer
Seijiro N. Shirahama	54	President — Asia Pacific
Bruce A. Reuter	59	Senior Vice President — International Sales, Marketing & Distribution
Douglas Arm, Ph.D.	39	Vice President — Development – Regenerative Cell Technology
Alexander M. Milstein, MD	49	Vice President — Clinical Development
Kenneth K. Kleinhenz.	44	Vice President — Quality & Regulatory Affairs

See “Proposal No. 1 Election of Directors” for biographical information regarding Mr. Calhoun and Dr. Hedrick.

Mark E. Saad joined us as Chief Financial Officer in June 2004. Previously, Mr. Saad served as Chief Operating Officer of UBS, Healthcare Investment Banking, New York, where he was responsible for global investment banking operations. Upon joining UBS in 1999, Mr. Saad served as Director / Executive Director covering life sciences sectors - biotechnology and medical devices.  Prior to joining UBS, Mr. Saad held the position of Financial Analyst/Associate with Salomon, Smith Barney, Healthcare Investment Banking, New York, where he managed public and private transactions. Mr. Saad holds a B.A. from Villanova University, Philadelphia, PA.

Bruce A. Reuter was appointed Senior Vice President – International Sales, Marketing & Distribution in November 2006.  He had served as our Senior Vice President of Business Development from January 2004 to July 2006 and as Senior Vice President International Business from September 2002 to January 2004. From September 2001 to September 2002 he served as our Vice President and General Manager of Bone Fixation Products, and from January 2001 to September 2001, he served as Vice President - Market Development.  Before joining us, from January 1990 to October 2000, Mr. Reuter served as the Vice President and Managing Director of Mentor Corporation, a multi-national marketer of medical devices.  He holds a B.A. from the University of Rhode Island and an M.B.A. from Memphis State University (now known as University of Memphis).

Seijiro N. Shirahama was appointed President – Asia Pacific in November 2007.  He had served as Senior Vice President – Asia Pacific since November 2006, and as Vice President – Asia Pacific, from September 2002 to November 2006. Prior to that, from May 1999 to August 2002, he was President of Touchmetrics K.K., a diagnostic ultrasound firm. He held executive positions with Bristol-Myers Squibb K.K. from April 1997 to October 1998, and from March 1995 until March 1997, was the General Manager for Baxter Biotech Group in Tokyo, Japan. Mr. Shirahama holds a B.A. from Kanagawa University in Yokohama, Japan and an M.A. from the University of San Francisco.

Douglas Arm, PhD has served as Vice President of Development – Regenerative Cell Technology since February 2005. Before joining us, Dr. Arm spent more than eight years at Interpore Cross International, the last several years as Director of Biologics Research. Before joining Interpore, Dr. Arm completed a post-doctoral fellowship with Dr. Arnold Caplan at the Skeletal Research Center at Case Western Reserve University examining various aspects of mesenchymal stem cells. Dr. Arm earned his B.S. in Biomedical Engineering from Johns Hopkins University in 1990, followed by his Ph.D. in Bioengineering from the University of Washington in 1995.

Alexander M. Milstein, MD joined us as Vice President – Clinical Development in June 2005.  Before joining us, Dr. Milstein held the position of Director of Clinical Research at Medtronic, Inc. from 2003 to November 2005, and as Director of Clinical Research and Development from November 2004 through May 2005.  From 2000 to 2003, Dr. Milstein was employed by Guidant Corporation as Manager, Clinical Trials, where he developed and managed implementation of worldwide clinical development strategies for several device/drug combination cardiovascular products.  Before joining Guidant, he was Manager of Clinical Operations at Acusphere, Inc., a specialty pharmaceutical company.  Dr. Milstein earned his M.D. degree from Moscow Medical Institute No. 2 (Pirogov) in Moscow, Russia.

Kenneth K. Kleinhenz was appointed Vice President of Quality & Regulatory Affairs in November 2007.  He had served as our Director of Regulatory Affairs since joining us in 1999.  From September 1998 to June 1999, Mr. Kleinhenz was the Technical Director for IFM Manufacturing.  He served as Chief Microbiologist for Becton Dickenson from June 1997 to September 1998, and as Manager of Quality Assurance and Regulatory Affairs at Pacific Pharmaceuticals from September 1993 to June 1997.  Mr. Kleinhenz is a veteran of the United States Navy, where he served as a Clinical Microbiologist for six years at the Naval Hospital, San Diego.  He earned his B.S. in Microbiology at the University of California, San Diego (UCSD) and his M.B.A. in Technology Management at the University of Phoenix.

Compensation Discussion and Analysis

In late 2007, in furtherance of our commitment to the highest corporate integrity, our Compensation Committee engaged a consultant to conduct a comprehensive review of compensation for our Chief Executive Officer, President, Chief Financial Officer and our next two most highly compensated executive officers for fiscal year 2007, collectively, the “Named Executive Officers” (or “NEOs”).   This examination indicated that while the elements of NEO compensation remained appropriate and desirable, we could improve our overall programs with a greater emphasis on long-term performance-based compensation.  We discuss the findings and outcome of that review in greater detail immediately following our discussion of 2007 NEO compensation.

Overview of our NEO Compensation Program

Historically, including with respect to our 2007 NEO compensation, we structured our NEO compensation program to focus on the following principal objectives:

•	Align the financial interests of our executives with those of our stockholders by providing incentives for achieving our short-term and long-term goals; and

•	Attract, motivate and retain the executive talent required to successfully implement our business strategy.

For 2007, this resulted in base salaries designed to maintain our strong management team and cash bonuses and long-term option awards intended to align our NEO compensation with our corporate performance.  As we discuss in greater detail below, our Compensation Committee reviewed our NEO compensation packages in late 2007, resulting in a greater emphasis on “pay for performance” in an effort to increase the ties between the NEO performance goals and the value created for our stockholders.

Benchmarking

In setting our 2007 NEO compensation, we referred to the Radford Global Life Sciences Survey, which is comprised of peer group public companies with similar headcount to ours (50-149 employees) and operating in industries similar to ours.  For 2007, this benchmarking affected our determinations regarding base salaries, annual incentive bonuses, and long-term equity compensation as described below.

2007 NEO Compensation

Base Salary

Our Compensation Committee establishes NEO salaries based upon each executive’s responsibilities, overall performance, and compensation history, as well as a desire to maintain internal equity among our management group and among our executives and other non-executive employees, in addition to our budgetary guidelines, labor market conditions and recommendations from Mr. Calhoun (other than with respect to his own salary) (“Salary Guidelines”).  In addition, base salary for each executive is compared to the median of the range of salaries for executives in similar positions at the peer group.  This review generally takes place in the fall with respect to the salary for the following fiscal year.  Mr. Calhoun’s base salary was based on the Salary Guidelines and was generally consistent with the median of the range of salaries for his position in the peer group. His salary also reflects his broad responsibility and extraordinary personal efforts as our CEO.  Dr. Hedrick’s salary level was based on the Salary Guidelines and reflects the critical role he plays in our long-term cell-therapy strategy. Dr. Hedrick’s salary level was also generally consistent with the median of the range of salaries for his position in the peer group.  Mr. Saad’s salary was based on the Salary Guidelines with a particular emphasis on compensation history and was generally higher than the median of the range of salaries for his position in the peer group. His relatively higher compensation was approved by the Committee upon his initial hire in 2004 because of his extensive experience in the capital markets for life science companies, and we believed that his compensation remained appropriate in 2007 because of the continuing critical nature of his experience and expertise. Mr. Shirahama’s salary was based on the Salary Guidelines and was generally consistent with the median of the range of salaries for his position in the peer group. Mr. Shirahama has been critical to our success in establishing substantial operations and partnerships in Japan and Asia Pacific.   Mr. Reuter’s base salary was based on the Salary Guidelines and was also generally consistent with the median of the range of salaries for his position in the peer group. Mr. Reuter has established essential distribution networks for our products in Europe and Asia.

Executive Management Incentive Compensation Plan

Our Compensation Committee adopted the Cytori Therapeutics Executive Management Incentive Compensation Plan to increase the performance-based component of NEO compensation by linking NEO bonus payments to achievement of shorter-term performance goals.  Target bonuses are reviewed annually and established as a percentage of the executive’s base salary, generally based upon seniority of the officer and targeted at or near the median of the peer group data described above.  Each year the Committee establishes corporate and individual objectives and respective target percentages, taking into account recommendations from Mr. Calhoun as it relates to executive positions other than the CEO.  Our 2007 target bonus percentages were adjusted in late 2007 reflecting our shift in compensation objectives more toward “Pay for Performance,” as further discussed below in the section titled “Review of NEO Compensation Practices.”

After fiscal year-end Mr. Calhoun provides the Committee with a written evaluation showing actual performance as compared to the objectives, and the Committee uses that information to determine what percentage of each NEO’s bonus target will be paid out as a bonus for that year.

For 2007, the general Company target objectives were:

•	Financial Objectives
o	Manage net loss to prescribed level
o	Achieve prescribed cash balance at year end
o	Raise capital of targeted amount
o	Manage stock performance
o	Specified divestitures and commercial partnerships

•	Clinical and Regulatory Objectives
o	Achieve enrollment and safety goals for clinical trials
o	Initiate post-marketing study in EU
o	Achieve expanded product claims in EU and regulatory filings in U.S.
o	Prepare and submit regulatory filings in various Asian countries

•	Commercial and Operational Objectives
o	Appoint distributors in EU and Asia/Pacific
o	Launch CelutionTM in Europe
o	Transition CelutionTM manufacturing to Olympus-Cytori Joint Venture

•	Research and Development Objectives
o	Develop cell enhancement strategies to pipeline products
o	Broaden CelutionTM therapeutic applications

The individual executives’ objectives expanded upon their particular function in the overall Company objectives.  Reflecting his overall responsibility for corporate performance, Mr. Calhoun’s individual objectives were the same as the overall Company objectives.

Dr. Hedrick’s personal objectives included:

o	Achieve safety and enrollment goals in clinical trials, and post-marketing goals in the EU
o	Achieve key development, research, production and quality goals consistent with corporate strategy
o	Manage Cytori contribution to Olympus-Cytori, Inc. operational development and transition of certain product development to Olympus-Cytori, Inc.
o	Improve the global scope and depth of regulatory team
o	Improve the flow of key information and strategy throughout the company, and promote culture of results and efficient use of assets
o	Manage IP strategy, budget and litigation

Mr. Saad’s personal objectives included:

o	Structure and finalize specified offerings / partnerships to increase cash balance
o	Secure additional research analyst coverage; increase media coverage; create relationships with biotech investment fund managers
o	Ensure preparation, adoption and adherence to corporate budget
o	Ensure timely and accurate financial reporting and audit processes including Sarbanes-Oxley Act requirements

Mr. Shirahama’s personal objectives included:

o	Advance therapeutic distribution partnerships for Japan territory
o	Oversee and develop opportunity with Olympus partnership
o	Manage Senko partnership including regulatory and market launch of SurgiWrap in Japan
o	Manage relationships with key contacts /grant applicants in Japan, including scientists, clinicians, researchers, media, investors, political, regulatory, auditors and other partners
o	Assist in monitoring clinical studies and regulatory filings in Japan related to cell therapy

Mr. Reuter’s personal objectives included:

o	Identify, evaluate and appoint distributors in specified countries within EU
o	Identify, evaluate and appoint distributors in specified countries within Asia Pacific
o	Manage commercial launch in EU
o	Screen and evaluate distributor candidates for specified EU and Asia Pacific countries
o	Manage Sales and Marketing operations to specified budget criteria

Overall, we attempt to set the corporate and personal goals such that they are challenging yet attainable.  Our corporate financial objectives are intended to be more difficult to achieve than our actual expected results, such that their attainment would require exceptional performance and dedication from our management team. We generally attempt to maintain target levels at a consistent “reach” from year to year.

Based upon its review of our corporate performance against the Company target objectives the Committee determined that such factors should weight as 41% of the determination of the overall bonuses under the management incentive plan (out of a possible maximum of 50%), because approximately 82% of the corporate objectives had been met.  The Committee then reviewed Mr. Calhoun’s evaluations of the other executives and its own evaluation of Mr. Calhoun’s performance, and established the following 2007 bonuses for the NEOs (please see the “Summary Compensation Table” below for bonus amounts paid for 2007 performance).  The “Target Bonus as a % of Salary” reflects the final target bonus percentages after adjustment in late 2007, as discussed below in the section titled “Review of NEO Compensation Practices”.  The “% of Target Bonus Awarded” reflects a combination of the Committee’s determinations regarding the Company’s performance as a as a whole and how well the executive met his personal performance objectives.

Officer and Position	Target Bonus as a % of Salary	% of Target Bonus Awarded	Bonus Awarded as a % of Salary	Amount of 2007 Bonus Paid in 2008

Christopher J. Calhoun, Chief Executive Officer	50%	82%	41%	$172,200
Marc H. Hedrick, President	40%	85%	34%	$124,100
Mark Saad, Chief Financial Officer	35%	81%	28%	$99,225
Seijiro N. Shirahama, President – Asia Pacific	25%	85%	21%	$55,250
Bruce Reuter, Sr. Vice President – Intl. Sales, Marketing & Distribution	25%	81%	20%	$46,575

Long-Term Equity Compensation

We designed our long-term equity grant program to further align the interests of our executives with those of our shareholders and to reward the executives’ longer-term performance.  The Committee determines individual option grant awards based on its judgment as to whether the complete compensation packages to our executives, including prior equity awards, are sufficient to retain, motivate and adequately reward the executives. In particular, the Compensation Committee compared our NEO stock option compensation to the median stock compensation of the top five individuals at each of the companies included in the peer group described above.  In addition, the Committee considered our overall performance as well as individual performance of each NEO and the potential dilutive and overhang effect of the option grant awards as well as recommendations from Mr. Calhoun (other than with respect to his own option grants).

After this review, the Compensation Committee determined to make grants to each NEO on February 26, 2007.  In addition, Mr. Shirahama received an additional grant on November 15, 2007 in connection with his promotion to President – Asia Pacific.   You can find more information regarding these grants by referring to our Grants of Plan-Based Awards table on page 24.  These 2007 grants reflect a decrease from our 2006 NEO grant levels.  Although the Compensation Committee had considered gradually increasing the stock option component of our compensation packages, a review of the Radford Survey described above led the Committee to decrease the number of options granted to executives in 2007.

Our policy is to grant stock options to the executives only at a regularly-scheduled Compensation Committee meeting in the first quarter of the year, or as new-hire or promotion grants.  All stock options are granted with an exercise price equal to 100% of grant-date common stock fair market value.  The Compensation Committee meeting dates are not related to dates for release of Company information.

Personal Benefits and Perquisites

All of our executives are eligible to participate in our employee benefit plans, including medical, dental, vision, life insurance, short-term and long-term disability insurance, flexible spending accounts, and 401(k). These plans are available to all full-time employees.  In keeping with our philosophy to provide total compensation that is competitive within in our industry we do offer limited personal benefits and perquisites to executive officers that include supplemental long-term disability insurance and a tax preparation fee allowance.  We also provide a supplemental life insurance policy for Mr. Calhoun, and in 2007 paid for the airfare for each of the NEO’s spouses to accompany them to the Company’s offsite management conference.  You can find more information on the amounts paid for these perquisites in our Summary Compensation Table on page 23.

Review of NEO Compensation Practices

In September of 2007, our Compensation Committee engaged J. Thelander Consulting to assist it in reviewing Board and executive compensation.  Acting at the request of the Compensation Committee, and without obligation to or influence by any other Company representatives, Ms. Thelander:

•	Evaluated our total executive compensation structure (base pay, bonus and equity) by reference to proxy statements and other public company information for the peer groups described below;

•	Generated a report identifying market compensation practices our comparability to those practices for each executive position; and

•	Made recommendations to the Committee regarding compensation strategies for the Company.

As a result of those reviews and discussions, we determined to shift our compensation objectives slightly to the following:

•	Focus on “pay for performance” - align executive compensation with the overall short and long-term company objectives and with individual functional objectives;

•	Attract, motivate and retain key talent – remain competitive while attracting and retaining the executive talent required to successfully implement our business strategy; and

•
Align the financial interests of our executives with those of our stockholders – place a significant amount of total direct compensation “at risk”.  The executive compensation is tied directly to the performance goals of the Company and the value it creates for our stockholders.

In comparison to our historical NEO compensation objectives, this represents an increased emphasis on performance-based pay component, and compensation linked to value it created for our stockholders.

The Committee, working with Ms. Thelander, identified two peer groups of U.S. public companies and reviewed benchmark data from their most recently filed proxy statements.  The first peer group selected consisted of companies similar in size to us, which we defined as having a market capitalization of $50 million - $350 million, and in our industry, which we broadly defined as the healthcare industry.  This group consisted of: ViaCell, Inc., StemCells, Inc. GenVec, Inc., Artes Medical, Inc., Aastrom Biosciences, Inc., Sequenom Inc., and Cardium Therapeutics.  The second group identified consisted of healthcare/biotechnology companies which were deemed similar to us without regard to market capitalization, but instead based on similarity in business focus.  This group consisted of ViaCell, Inc., Orthovita, Inc., XTENT, Inc., Artes Medical, Inc., Aastrom Biosciences, Inc., Osteotech, Inc., Thermogenesis Corp., and Cardium Therapeutics.  We believe that by using two peer groups, even though there is some overlap, we obtained a reasonable analysis of the competitive marketplace for our management talent and relevant compensation data.

The Committee reviewed the ranking of total compensation, consisting of base salary, bonus and value of annual equity grant, for the CEO position, the President/CFO (2nd level executives), and the Sr. Vice President positions as compared to that of the peer groups.  Our CEO’s and Sr. Vice Presidents’ compensation ranked at or near the middle of the peer groups for those positions, while the President’s and CFO’s compensation ranked at or near the top of the peer groups of 2nd level executives. The Committee did not set a specific target or specific compensation based on this data, but also considered recommendations from management and Ms. Thelander, individual executive performance and compensation history.

After consideration of all the data and input, the Committee determined that it would be appropriate to move towards a more heavily weighted “pay-for-performance” compensation philosophy, and changed our NEO compensation programs as briefly described below.

Effect on Base Salary

The Committee determined that for 2008 there would be no increase in the base salary of Messrs. Calhoun, Hedrick or Saad, since their 2007 salaries were sufficiently competitive against the new peer groups.  Mr. Shirahama’s base salary was increased to $260,000 in connection with his promotion to President – Asia Pacific.  Mr. Reuter was given a salary increase to $230,000 in order to bring his salary more in line with our new peer groups.

Effect on Management Incentive Plan

As discussed above, our management incentive plan is based on performance criteria being applied to a bonus determined by percentage of annual salary.  In connection with the compensation review, the Compensation Committee increased the salary percentage used to calculate the bonus potential for each NEO as set out below:

Officer and Position	Prior Potential Bonus %	Revised Potential Bonus %*

Christopher J. Calhoun, Chief Executive Officer	40%	50%
Marc H. Hedrick, President	30%	40%
Mark Saad, Chief Financial Officer	25%	35%
Seijiro N. Shirahama, President – Asia Pacific	20%	25%
Bruce Reuter, Sr. Vice President – Intl. Sales, Marketing & Distribution	20%	25%
        *Applied retroactively to 2007 bonuses as well as to future bonuses under the management incentive plan.

These increases were determined based upon the compensation review, and also upon the relative responsibilities and seniority of our management team.

Effect on Equity Compensation

In January 2008 the Committee issued 85,000 stock options to Mr. Calhoun; 60,000 to Dr. Hedrick; 55,000 to Mr. Saad and Mr. Shirahama, and 30,000 to Mr. Reuter.  While these grants represent a relatively small increase over 2007 grants, given our increased focus on performance-based compensation, in future periods the Committee may shift NEO compensation to include more equity compensation as a percentage of total compensation.

Effect on Company Acquisition / Post-Termination Compensation

On November 1, 2007 the Committee resolved, based upon recommendations and discussions with the J. Thelander Consulting, that the Company should draft and enter into change of control agreements with Mr. Calhoun, Dr. Hedrick, and Mr. Saad. The change of control terms approved by the Committee were generally consistent with those of the peer group market analysis presented by Ms. Thelander

On January 31, 2008, we entered into individual change of control agreements (the “Agreements”) with Mr. Calhoun, Dr. Hedrick, and Mr. Saad (filed as Exhibits 10.52, 10.53, and 10.54 to our Annual Report on Form 10-K, as filed with the SEC on March 14, 2008).  The Agreements will provide for certain severance benefits to be paid to each of these executives in the event of his involuntary termination without cause, or due to the executive’s resignation for good reason (including the Company’s material breach of its obligations, material reduction in duties, responsibilities, compensation or benefits, or relocation by more than 30 miles without prior consent), provided such termination or resignation occurs in connection with an acquisition of the Company.  Upon such termination or resignation in the event of an acquisition, Mr. Calhoun would receive a lump sum payment of 18 times his monthly base salary, and 18 times his monthly COBRA payments, and Dr. Hedrick and Mr. Saad would each receive a lump sum payment of 12 times his monthly base salary, and 12 times his monthly COBRA payments.  Notwithstanding the foregoing, these executives’ employment may be terminated for cause (including extended disability, repudiation of the Agreement, conviction of a plea of no contest to certain crimes or misdemeanors, negligence that materially harms the company, failure to perform material duties without cure, drug or alcohol use that materially interferes with performance, and chronic unpermitted absence) without triggering an obligation for the Company to pay severance benefits under the Agreements.

In addition, under the Agreements, any unvested stock options granted to each of the above named executives would vest in full upon (1) the date of the executive’s termination under the circumstances described above following entry into an acquisition agreement (subject to the actual consummation of the acquisition) or (2) consummation of an acquisition.

In all events, each executive’s entitlement to the benefits described above is expressly conditioned upon his execution and delivery to the Company of an Agreement and General Release of claims, in the form to be attached to the Agreement.

The executives may voluntarily terminate their employment with the Company at any time. If they voluntarily terminate their employment, they will receive payment for any earned and unpaid base salary as of the date of such termination; accrued but unused vacation time; and benefits they are entitled to receive under benefit plans of the Company, less standard withholdings for tax and social security purposes, through the termination date.

Summary Compensation Table

The following table sets forth information concerning compensation earned for services rendered to us by the NEOs.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards	Option Awards(2)	Non-Equity Incentive Plan Comp. (3)	Change in Pension Value and NQ Deferred Comp.	All Other Compen-sation		Total

Christopher J. Calhoun, Chief Executive Officer	2007 2006	$ 420,012 $ 395,002	— —	— —	$ 228,601 $ 250,592	$ 172,200 $ 121,800	— —	$ 10,501 $ 18,588	(4) (4)	$ 831,314 $ 786,342
Marc H. Hedrick, President	2007 2006	$ 372,312 $ 331,669	— —	— —	$ 160,098 $ 170,767	$ 124,100 $ 84,863	— —	— $ 13,764	(5)(7)	$ 656,510 $ 601,063
Mark E. Saad, Chief Financial Officer	2007 2006	$ 350,015 $ 329,169	— —	— —	$ 193,890 $ 232,433	$ 99,225 $ 63,438	— —	— $ 10,838	(5) (6)	$ 643,130 $ 635,878
Seijiro N. Shirahama, President – Asia Pacific	2007 2006	$ 239,167 $ 214,810	— —	— —	$ 151,606 $ 227,636	$ 55,250 $ 36,425	— —	— —	(5) (5)	$ 446,023 $ 478,871
Bruce A. Reuter, Sr. Vice President – Int’l Sales, Marketing & Distribution	2007 2006	$ 219,469 $ 210,001	— —	— —	$ 81,780 $ 192,198	$ 46,575 —	— —	— $ 10,274	(5) (8)	$ 347,824 $ 412,473

(1)
Column (d) is used to record non-equity discretionary (non-incentive based) bonuses made to our NEOs. We did not provide such bonuses in 2007, therefore nothing is reflected in this column. Cash bonuses paid under our EMIC Plan are disclosed in column (g).

(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to each of the named executives, in 2007 as well as prior fiscal years, in accordance with FAS 123R.  Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2007 grants, refer to note 18 of the financial statements in our Annual Report on Form 10-K, as filed with the SEC on March 14, 2008.

(3)	The amounts in column (g) reflect the cash awards under the 2007 EMIC Plan, which is discussed in further detail in the CD&A under the heading “Annual Bonus.”

(4)
All Other Compensation for Mr. Calhoun for 2007 includes supplemental long-term disability insurance premiums ($4,058), supplemental term life insurance premiums ($3,494), and airfare for Mr. Calhoun’s spouse to attend the Company’s offsite management conference ($949).  All Other Compensation for Mr. Calhoun for 2006 includes supplemental long-term disability insurance premiums ($3,433), supplemental term life insurance premiums ($2,155), an automobile allowance ($11,000), and a tax preparation fee allowance ($2,000).

(5)	Dollar value of the Named Executive Officer’s perquisites and other personal benefits was less than $10,000 for the year reported.

(6)	All Other Compensation for Mr. Saad for 2006 includes supplemental long-term disability insurance premiums ($838), an automobile allowance ($8,000), and a tax preparation fee allowance ($2,000).

(7)	All Other Compensation for Dr. Hedrick for 2006 includes supplemental long-term disability insurance premiums ($1,764), an automobile allowance ($10,000), and a tax preparation fee allowance ($2,000).

(8)	All Other Compensation for Mr. Reuter for 2006 includes supplemental long-term disability insurance premiums ($2,674), an automobile allowance ($5,600), and a tax preparation fee allowance ($2,000).

Grants of Plan-Based Awards

The following table sets forth information regarding grants of stock and option awards made to our Named Executive Officers during fiscal 2007:

(a)	(b)		(c-e)			(f-h)		(i)	(j)	(k)	(l)	(m)

		Potential 2007 Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:	Exercise or		Full Grant Date Fair
Named Officers	Grant Date	Thre-shold ($)	Target ($)	Ma xi-mum ($)	Thresh-old (#)	Tar-get (#)	Ma xi- mu m (#)	Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	Base Price of Option Awards ($/Sh)	Market Price on Date of Grant ($/Sh)	Value of Stock and Option Awards ($)(1)

Christopher J. Calhoun, Chief Executive Officer	2/26/2007	–	$210,000	–	–	–	–	–	70,000	$5.44	$5.44	$267,252
Marc H. Hedrick, President	2/26/2007	–	$146,000	–	–	–	–	–	50,000	$5.44	$5.44	$190,894
Mark E. Saad, Chief Financial Officer	2/26/2007	–	$122,500	–	–	–	–	–	50,000	$5.44	$5.44	$190,894
Seijiro N. Shirahama, Sr. Vice President – Asia Pacific	2/26/2007 11/15/2007	–	$65,000	–	–	–	–	–	30,000 25,000	$5.44 $5.35	$5.44 $5.35	$114,537 $ 80,040
Bruce A. Reuter, Sr. Vice President – Int’l Sales, Marketing & Distribution	2/26/2007	–	$57,500	–	–	–	–	–	30,000	$5.44	$5.44	$114,537

(1)
Computed in accordance with FAS 123R. See note 18 of the financial statements in our Annual Report on Form 10-K, as filed with the SEC on March 14, 2008 regarding assumptions underlying valuation of equity awards.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by our Named Executive Officers as of December 31, 2007.  All of such awards are stock options.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)

	Option Awards						Stock Awards
Name	Option Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-Exercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Ex-piration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Christopher J. Calhoun, Chief Executive Officer	1/1/1999 1/1/2000 1/3/2001 2/8/2002 1/28/2003 6/2/2004 2/2/2005 1/24/2006 2/26/2007	53,190 62,500 200,000 205,000 200,000 65,623 70,832 47,916 14,583	— — — — — 9,377 29,168 52,084 55,417	— — — — — — — — —	$0.15 $3.00 $7.06 $3.09 $4.40 $4.16 $3.12 $7.04 $5.44	1/1/2009 1/1/2010 1/3/2011 2/8/2012 1/28/2013 6/2/2014 2/2/2015 1/24/2016 2/26/2017	— — — — — — — — —	— — — — — — — — —	— — — — — — — — —	— — — — — — — — —
Marc H. Hedrick, President	11/14/2002 1/28/2003 6/2/2004 2/2/2005 1/24/2006 2/26/2007	150,000 25,000 43,749 49,583 33,541 10,417	— — 6,251 20,417 36,459 39,583	— — — — — —	$4.15 $4.40 $4.16 $3.12 $7.04 $5.44	11/14/2012 1/28/2013 6/2/2014 2/2/2015 1/24/2016 2/26/2017	— — — — — —	— — — — — —	— — — — — —	— — — — — —
Mark E. Saad, Chief Financial Officer	6/21/2004 2/2/2005 1/24/2006 2/26/2007	166,248 49,583 33,541 10,417	23,752 20,417 36,459 39,583	— — — —	$4.12 $3.12 $7.04 $5.44	6/21/2014 2/2/2015 1/24/2016 2/26/2017	— — — —	— — — —	— — — —	— — — —
Seijiro N. Shirahama, President – Asia Pacific	10/28/2002 6/2/2004 2/2/2005 12/8/2005 1/24/2006 2/26/2007 11/15/2007	75,000 21,874 24,791 25,000 16,771 6,250 521	— 3,126 10,209 25,000 18,229 23,750 24,479	— — — — — — —	$4.14 $4.16 $3.12 $6.86 $7.04 $5.44 $5.35	10/28/2012 6/2/2014 2/2/2015 12/8/2015 1/24/2016 2/26/2017 11/15/2017	— — — — — — —	— — — — — — —	— — — — — — —	— — — — — — —
Bruce A. Reuter, Sr. Vice President – Int’l Sales, Marketing & Distribution	1/2/2001 9/17/2001 2/8/2002 1/28/2003 6/2/2004 2/2/2005 1/24/2006 11/9/2006 2/26/2007	100,000 35,000 30,000 28,895 13,020 12,396 4,375 18,958 6,250	— — — — — — — 51,042 23,750	— — — — — — — — —	$7.34 $2.51 $3.09 $4.40 $4.16 $3.12 $7.04 $4.68 $5.44	1/2/2011 9/17/2011 2/8/2012 1/28/2013 6/2/2014 2/2/2015 1/24/2016 11/9/2016 2/26/2017	— — — — — — — — —	— — — — — — — — —	— — — — — — — — —	— — — — — — — — —

(1)	For a better understanding of this table, we have included an additional column showing the grant date of the stock options.

(2)
Generally, awards issued under the 1997 or 2004 plans are subject to four-year vesting, and have a contractual term of 10 years. Awards presented in this table contain one of the following two vesting provisions:

•	25% of a granted award vests after one year of service, while an additional 1/48 of the award vests at the end of each month thereafter for 36 months, or

•	1/48 of the award vests at the end of each month over a four-year period.

Option Exercises and Stock Vested

The following table sets forth information regarding options exercised and shares of common stock acquired upon vesting by our Named Executive Officers during the fiscal ended December 31, 2007:

(a)	(b)	(c)	(d)	(e)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Christopher J. Calhoun, Chief Executive Officer	—	—	—	—
Marc H. Hedrick, President	—	—	—	—
Mark E. Saad, Chief Financial Officer	—	—	—	—
Seijiro N. Shirahama, President – Asia Pacific	—	—	—	—
Bruce A. Reuter, Sr. Vice President – Int’l Sales, Marketing & Distribution	—	—	—	—

Pension Benefits

We did not have a pension plan nor did we provide pension benefits to our Named Executive Officers (or any other employees) during fiscal 2007.

Nonqualifed Deferred Compensation

We did not permit compensation deferral by our Named Executive Officers (or any other employees) during fiscal 2007.

Potential Payments Upon Termination or Change In Control

On January 31, 2008, we entered into individual change of control agreements (the “Agreements”) with Mr. Calhoun, Dr. Hedrick, and Mr. Saad (filed as Exhibits 10.52, 10.53, and 10.54 to our Annual Report on Form 10-K, as filed with the SEC on March 14, 2008).  The terms of the Agreements are described in detail in the section above titled, Elements of Company Acquisition / Post-Termination Compensation.

The following table describes the potential payments upon termination and/or a change in control of the Company for Mr. Calhoun, our CEO:

	Acquisition(2)	Forced Separation Due to Acquisition(3)
PAYMENTS DUE UPON ACQUISITION / TERMINATION(1):
Cash Severance
Base Salary(4)	$ —	$ 630,000

Benefits
COBRA Premiums	—	$ 25,045

Long-Term Incentives
Value of Accelerated Stock Options(5)	136,989	136,989

TOTAL VALUE	$ 136,989	$ 792,034

The following table describes the potential payments upon termination and/or a change in control of the Company for Dr. Hedrick, our President:

	Acquisition(2)	Forced Separation Due to Acquisition(3)
PAYMENTS DUE UPON ACQUISITION / TERMINATION(1):
Cash Severance
Base Salary(4)	$ —	$ 365,000

Benefits
COBRA Premiums	—	$ 16,697

Long-Term Incentives
Value of Accelerated Stock Options(5)	95,782	95,782

TOTAL VALUE	$ 95,782	$ 477,478

The following table describes the potential payments upon termination and/or a change in control of the Company for Mr. Saad, our CFO:

	Acquisition(2)	Forced Separation Due to Acquisition(3)
PAYMENTS DUE UPON ACQUISITION / TERMINATION(1):
Cash Severance
Base Salary(4)	$ —	$ 350,000

Benefits
COBRA Premiums	—	$ 15,865

Long-Term Incentives
Value of Accelerated Stock Options(5)	129,809	129,809

TOTAL VALUE	$ 129,809	$ 495,674

(1)	Assumes a triggering event occurred on December 31, 2007.

(2)	Based on the occurrence of an acquisition of the Company, provided that the executive is at that time still in the service of the Company.

(3)
Based on the occurrence of both actual or constructive termination without good cause in the context of an acquisition of the Company as described in detail in the section above titled, Elements of Company Acquisition/Post-Termination Compensation.

(4)	Based on the executive’s annual base salary on December 31, 2007, which was $420,000 for Mr. Calhoun; $365,000 for Dr. Hedrick; and $350,000 for Mr. Saad.

(5)
Based on the difference between the aggregate exercise price of all accelerated in-the-money stock options and the aggregate market value of the underlying shares, calculated based on the per-share closing market price of our common stock on December 31, 2007, $6.05.

Director Compensation

The following table summarizes director compensation during fiscal year 2007.

(a)	(b)		(c)	(d)		(e)	(f)	(g)		(h)

Director Name(1)	Fees Earned or Paid in Cash(2) ($)		Stock Awards ($)	Option Awards(3)(4) ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Ronald D. Henriksen, Chairman	$59,000		–	$103,944		–	–	–		$162,944
Richard J. Hawkins(5)	–		–	$1,262		–	–	–		$1,262
Paul W. Hawran	$46,500		–	$100,963		–	–	–		$147,463
E. Carmack Holmes, MD	$33,500		–	$105,860		–	–	–		$139,360
David M. Rickey	$44,500		–	$103,944		–	–	–		$148,444
Marshall G. Cox(6)	$29,859	(7)	–	$92,602	(8)	–	–	$45,000	(9)	$167,461

(1)
Mr. Calhoun and Dr. Hedrick are not included in this table as they are employees of the Company and receive no extra compensation for their services as a Director. The compensation received by Mr. Calhoun and Dr. Hedrick as employees of the Company is shown in the Summary Compensation Table and the three stock-option-related tables above.

(2)
In fiscal 2007, each non-employee director received a $5,000 quarterly retainer, a fee of $2,000 per quarterly meeting attended, and a fee of $2,000 per special meeting attended in person. Attendance of telephonic meetings was compensated at $500 per meeting.  Compensation Committee members received $1,000 per meeting attended, Governance and Nominating Committee members received $2,000 per meeting attended, Audit Committee members received $2,000 per meeting attended, and Special Pricing Committee members received $500 per meeting attended. The Chairman of the Board received an additional annual stipend of $10,000 (prorated for his actual term of service as our Chairman), and the Chairmen of the Audit Committee and the Governance and Nominating Committee each received an additional annual stipend of $5,000.

(3)
Column (d) represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options previously granted to the directors, in 2007 as well as prior fiscal years, in accordance with FAS 123R. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2007 grants, refer to note 18 of the financial statements in our Annual Report on Form 10-K, as filed with the SEC on March 14, 2008.

(4)
As of December 31, 2007, the following directors held options to purchase the respective number of shares of our common stock: Richard J. Hawkins 50,000; Paul W. Hawran 105,000; Ronald D. Henriksen 225,000; E. Carmack Holmes 175,000; David M. Rickey 200,000.

(5)	Mr. Hawkins was appointed to our Board of Directors in December 2007, and thus did not receive compensation as a director in 2007.

(6)
Mr. Cox retired from our Board of Directors, effective May 3, 2007. We have honored Mr. Cox with recognition as Chairman Emeritus for his founding efforts and 10 years of dedicated service as our Chairman of the Board.  Under a Consulting Agreement dated May 3, 2007 between us and Mr. Cox (“Consulting Agreement”), Mr. Cox provides us with up to 10 hours of consulting services per month through March 1, 2009, in exchange for consulting fees of $5,000 per month.

(7)
Mr. Cox served as our Chairman of the Board until May 3, 2007.  His 2007 annualized salary was $60,000, and he received standard employee benefits during his employment.  This amount includes Mr. Cox’s prorated annual salary plus fees earned for his service on the Board, in accordance with footnote 2 above.

(8)
Represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options previously granted to Mr. Cox, in 2007 as well as prior fiscal years.  After May 3, 2007, the fair value of Mr. Cox’s unvested stock options will be remeasured each reporting period until they fully vest.

For additional information on the valuation assumptions with respect to Mr. Cox’s grants, refer to notes 16 and 18 of the financial statements in our Annual Report on Form 10-K, as filed with the SEC on March 14, 2008.  As of December 31, 2007, Mr. Cox held options to purchase 320,000 shares of our common stock. Pursuant to his Consulting Agreement, all of Mr. Cox’s outstanding stock options previously granted to him in his capacity as a director will continue to vest and be exercisable, in accordance with their original terms.

(9)
Includes compensation paid to Mr. Cox in 2007 pursuant to the Consulting Agreement for 8 months of consulting fees ($40,000) and reimbursement of certain attorneys’ fees incurred by Mr. Cox relating to the Consulting Agreement ($5,000).

Equity Compensation Paid to Directors for Fiscal Year 2007

(a)	(b)	(c)	(d)		(e)	(f)	(g)

Director Name	Grant Date	Option Awards (#)	Grant Date Fair Value of Option Awards ($)		Stock Awards (#)	Grant Date Fair Value of Stock Awards ($)	Total Value of Equity Awards for 2007 ($)

Ronald D. Henriksen	2/26/2007	20,000	$ 73,973	(1)	–	–	$ 73,973
Richard J. Hawkins	12/19/2007	50,000	$152,316	(2)	–	–	$152,316
Paul W. Hawran	2/26/2007	20,000	$ 73,973	(1)	–	–	$ 73,973
E. Carmack Holmes, MD	2/26/2007	20,000	$ 73,973	(1)	–	–	$ 73,973
David M. Rickey	2/26/2007	20,000	$ 73,973	(1)	–	–	$ 73,973
Marshall G. Cox (3)	2/26/2007	20,000	$ 73,973	(1)	–	–	$ 73,973

(1)	The grant date fair value of the option award granted was $3.70 per share.

(2)	The grant date fair value of the option award granted was $3.05 per share.

(3)	Mr. Cox retired from our Board of Directors, effective May 3, 2007.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2007, relating to our equity compensation plans pursuant to which grants of options, restricted stock or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	4,252,357	$4.47	—
Equity compensation plans not approved by security holders(2)	1,754,918	$5.78	2,129,146
Total	6,007,275	$4.85	2,129,146

(1)	The 1997 Stock Option and Stock Purchase Plan expired on October 22, 2007.

(2)
The maximum number of shares shall be cumulatively increased on the first January 1 after the Effective Date, August 24, 2004, and each January 1 thereafter for 9 more years, by a number of shares equal to the lesser of (a) 2% of the number of shares issued and outstanding on the immediately preceding December 31, and (b) a number of shares set by the Board.

On August 24, 2004, the 2004 Equity Incentive Plan of MacroPore Biosurgery, Inc. (the “Plan”) became effective upon approval by our Board of Directors.  (MacroPore Biosurgery, Inc. is our former corporate name.)  The Plan is designed to provide our employees, directors and consultants the opportunity to purchase our common stock through non-qualified stock options, stock appreciation rights, restricted stock units, or restricted stock and cash awards.  The Compensation Committee of the Board shall administer the Plan and determine the number of shares underlying each award, the vesting of such shares and other important terms of awards pursuant to the terms of the Plan.  Awards may be granted under the Plan over a ten-year period and the Board has initially reserved 3,000,000 shares of common stock for issuance under the Plan.  The maximum number of shares reserved for issuance under the Plan may be cumulatively increased (subject to Board discretion) on an annual basis beginning January 1, 2005, as provided in the footnote to the Equity Compensation Plan Information table.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee provided the following statement:

“The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management.  Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in the annual meeting proxy statement on Schedule 14A.

Respectfully submitted,

Compensation Committee of the Board of Directors
David M. Rickey, Chair
Paul W. Hawran
Ronald D. Henriksen

April 29, 2008”

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Compensation Committee Report and the following Audit Committee Report and the Comparative Stock Performance Graph shall not be incorporated by reference into any such filings.

AUDIT MATTERS

Report of the Audit Committee

Under the guidance of a written charter adopted by the Board of Directors, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements.  The responsibilities of the Audit Committee include appointing and providing for the compensation of the Company’s registered public accounting firm.  Each of the members of the Audit Committee meets the independence requirements of Nasdaq.

Management has primary responsibility for the system of internal controls over financial reporting, disclosure controls and procedures, and for preparing the Company's consolidated financial statements. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards.

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee provided the following report:

“The Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2007 with the Company’s management and the Company’s independent registered public accounting firm, KPMG LLP (“KPMG”).  The Audit Committee has discussed with KPMG the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement of Auditing Standards No. 90, Audit Committee Communications. The Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the auditors their independence, and concluded that the non-audit services performed by KPMG are compatible with maintaining their independence.

Based upon the Audit Committee’s review and discussions as noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Audit Committee of the Board of Directors
Paul W. Hawran, Chair
Richard J. Hawkins
Ronald D. Henriksen
David M. Rickey

April 29, 2008”

Principal Accountant Fees and Services

The Audit Committee has appointed KMPG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.  The Audit Committee reviews and must pre-approve all audit and non-audit services performed by KPMG LLP as well as the fees charged by KPMG LLP for such services.  No fees were approved under the Regulation S-X Rule 2.01(c)(7)(i)(C) exception to the pre-approval requirement.  In its review of non-audit service fees, the Audit Committee considers, among other things, the possible impact of the performance of such services on the accounting firm’s independence.

The following table shows the aggregate fees paid or accrued by the Company for the audit and other services provided by KPMG LLP for fiscal years ended December 31, 2006 and December 31, 2007.

	2007	2006
Audit fees (1)	$ 630,746	$ 524,427
Audit related fees (2)	—	—
Tax Fees (3)	$ 4,775	$ 22,253
All other fees (4)	—	—
Total	$ 635,521	$ 546,680

((1) (1)
Audit fees consist of fees for professional services performed by KPMG LLP for the integrated audit of our annual financial statements (and internal control over financial reporting) included in our Form 10-K filing and review of financial statements included in our quarterly Form 10-Q filings, reviews of registration statements and issuances of consents, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2) ((2)
Audit related fees consist of fees for assurance and related services performed by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements.  No such fees were incurred in 2006 or 2007.

((3) (3)
Tax fees consist of fees for professional services performed by KPMG LLP with respect to tax compliance, tax advice and tax planning.  In 2006, these fees were related to the preparation of tax returns and tax advice and consultation related to stock options and the implementation of FAS 123R.  In 2007, these fees were related to support services provided in connection with the transition of tax return preparation, tax advice and consultation, to another firm.

(4) ((4)	All other fees consist of fees for other permissible work performed by KPMG LLP that does not meet with the above category descriptions. No such fees were incurred in 2006 or 2007.

COMPARATIVE STOCK PERFORMANCE GRAPH

The following graph shows how (assuming reinvestment of all dividends) an initial investment of $100 in our common stock would have compared to an equal investment in the Nasdaq Composite Index and the Amex Biotechnology Index during the period from December 31, 2002, through December 31, 2007. The performance shown is not necessarily indicative of future price performance.

OTHER MATTERS

Stockholders Sharing the Same Address

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received.  This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs.  However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or accompanying Annual Report to Stockholders may request a copy by contacting the bank, broker or other holder of record, or the Company by telephone at:  (858) 458-0900.  The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future Company materials or (2) separate materials if only one set of documents is being sent to a household.  If it does not, a stockholder who would like to make one of these requests should contact the Company as indicated above.

Stockholder Proposals for the 2009 Meeting

Stockholders are hereby notified that, if they intend to submit proposals for inclusion in our Proxy Statement and proxy for our 2009 Annual Meeting of stockholders, such proposals must be received by us no later than February 22, 2009 and must otherwise be in compliance with applicable Securities and Exchange Commission regulations. If our annual meeting date is substantially earlier or later in 2009 than in 2008, we have the right to change this deadline and give notice of the new deadline in a report filed with the Securities and Exchange Commission.

MISCELLANEOUS

Our Board of Directors knows of no other business to be presented at our Annual Meeting.  If other matters properly come before our Annual Meeting, it is intended that the proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons holding such proxies.

By Order of the Board of Directors,

CHRISTOPHER J. CALHOUN
Chief Executive Officer

APPENDIX I

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF
CYTORI THERAPEUTICS, INC.

PURPOSE AND POLICY

The Audit Committee shall provide assistance and guidance to the Board of Directors of the Company in fulfilling its oversight responsibilities to the Company’s stockholders with respect to the Company’s corporate accounting and reporting practices as well as the quality and integrity of the Company’s financial statements and reports.  The policy of the Audit Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication among the Audit Committee, the independent auditors and the Company’s financial management.

COMPOSITION AND ORGANIZATION

The Audit Committee shall consist of three to five independent members of the Board of Directors.  The members of the Audit Committee shall satisfy the experience requirements of the Nasdaq National Market (“NASDAQ”).

The Audit Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate.  Minutes of each meeting of the Audit Committee shall be prepared and distributed to each director of the Company promptly after each meeting.  The operation of the Audit Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

RESPONSIBILITIES

In fulfilling its responsibilities, the Audit Committee believes that its functions and procedures should remain flexible in order to address changing conditions most effectively.  To implement the policy of the Audit Committee, the Committee shall be charged with the following functions:

1.  To recommend annually to the Board of Directors the firm of certified public accountants to be employed by the Company as its independent auditors for the ensuing year, which firm is ultimately accountable to the Audit Committee and the Board, as representatives of the Company’s stockholders.

2.  To review the engagement of the independent auditors, including the scope, extent and procedures of the audit and the compensation to be paid therefore, and all other matters the Audit Committee deems appropriate.

3.  To evaluate, together with the Board, the performance of the independent auditors and, if so determined by the Audit Committee, to recommend that the Board replace the independent auditors.

4.  To receive written statements from the independent auditors delineating all relationships between the auditors and the Company consistent with Independence Standards Board Standard No. 1, to consider and discuss with the auditors any disclosed relationships or services that could affect the auditors’ objectivity and independence and otherwise to take, and if so determined by the Audit Committee, to recommend that the Board take, appropriate action to oversee the independence of the auditors.

5.  To review, upon completion of the audit, the financial statements to be included in the Company’s Annual Report on Form 10-K.

6.  The committee shall review the interim financial statements with management and the independent auditors prior to the public announcement of the quarterly results.  Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.  The chair of the committee or a specified designee may represent the entire committee for the purposes of this review.

7.  To discuss with the independent auditors the results of the annual audit, including the auditors’ assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the nature of significant risks and exposures, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the independent auditors under generally accepted accounting standards.

8.  To evaluate the cooperation received by the independent auditors during their audit examination, including any restrictions on the scope of their activities or access to required records, data and information.

9.  To confer with the independent auditors and with the senior management of the Company regarding the scope, adequacy and effectiveness of internal accounting and financial reporting controls in effect.

10.  To confer with the independent auditors and senior management in separate executive sessions to discuss any matters that the Audit Committee, the independent auditors or senior management believe should be discussed privately with the Audit Committee.

11.  To investigate any matter brought to the attention of the Audit Committee within the scope of its duties, with the power to retain outside counsel and a separate accounting firm for this purpose if, in the judgment of the Audit Committee, such investigation or retention is necessary or appropriate.

12.  To prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement, if applicable.

13.  To review and assess the adequacy of this charter annually and recommend any proposal changes to the Board for approval.

14.  To report to the Board of Directors from time to time or whenever it shall be called upon to do so.

15.  To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

C/O COMPUTERSHARE 250 ROYALL STREET CANTON, MA 02021	VOTE BY INTERNET - www.proxyvote.com
Use  the  Internet  to  transmit  your  voting  instructions  and  for  electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off  date  or  meeting  date.  Have  your  proxy  card  in  hand  when  you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Cytori Therapeutics, Inc.
in mailing proxy materials, you can consent to receiving all current and future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until
11:59 P.M. Eastern Time the day before the cut-off date or meeting date.
Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark,  sign  and  date  your  proxy  card  and  return  it  in  the  postage-paid envelope  we  have  provided  or  return  it  to  Cytori  Therapeutics,  Inc.,
c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CYTTH1 KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CYTORI THERAPEUTICS, INC.

Vote On Directors	Vote On Proposal

1. The Board of Directors recommends a vote FOR each of the listed director nominees.	For	Against	Abstain	The Board of Directors recommends a vote FOR the following proposal.	For	Against	Abstain
1a - Ronald D. Henriksen	☐	☐	☐	2. To ratify the selection of KPMG LLP as independent registered public accounting firm of Cytori for the fiscal year ending December 31, 2008.	☐	☐	☐
1b - Christopher J. Calhoun	☐	☐	☐
1c - Marc H. Hedrick, MD 1d - Richard J. Hawkins	☐ ☐	☐ ☐	☐ ☐	3. By my signature below, I confer to the named proxies discretionary authority on any other business that may properly come before the Annual Meeting or any postponement of the Annual Meeting.	☐	☐	☐
1e - Paul W. Hawran	☐	☐	☐
1f - E. Carmack Holmes, MD	☐	☐	☐
1g - David M. Rickey	☐	☐	☐

Please sign exactly as your name appears on this card. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each stockholder should sign.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

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Proxy - CYTORI THERAPEUTICS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 5, 2008

The undersigned hereby appoints Christopher J. Calhoun and Marc H. Hedrick, MD, or either of them, as proxy holders each with full power of substitution, to appear on behalf and to vote all shares of common stock of Cytori Therapeutics, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on August 5, 2008, and at any postponement thereof.

When properly executed, this proxy will be voted as directed. If properly executed and no instructions are specified, this proxy will be voted FOR the election of the listed Nominees as Directors and FOR the ratification of the selection of KPMG LLP to function as the Company's Independent Registered Public Accounting firm.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.